Exhibit 99.1
Hiland Reports Third Quarter 2009 Results
Enid, Oklahoma — November 5, 2009 — The Hiland companies, Hiland Partners, LP (NASDAQ: HLND) (the “Partnership”) and Hiland Holdings GP, LP (NASDAQ: HPGP) today announced results for the third quarter of 2009.
Hiland Partners, LP Financial Results
Hiland Partners, LP reported net income (loss) for the three months ended September 30, 2009 of $(19.5) million compared to net income (loss) of $18.6 million for the three months ended September 30, 2008. Net income (loss) per limited partners’ unit-basic for the third quarter of 2009 was $(2.05) per unit compared to net income (loss) of $1.71 per unit in the corresponding quarter in 2008. Weighted average limited partner units outstanding were 9.4 million units for the three months ended September 30, 2009 and 9.3 million units for the three months ended September 30, 2008. Net income (loss) for the three months ended September 30, 2009 includes a $20.5 million non-cash property impairment charge related to the Partnership’s Kinta Area gathering system. Net income (loss) for the three months ended September 30, 2009, excluding the non-cash property impairment charge was $1.0 million or $0.11 per limited partners’ unit-basic.
Adjusted EBITDA (adjusted EBITDA is defined as net income (loss) plus interest expense, provisions for income taxes, depreciation, amortization and accretion expense, non-cash property impairments, and adjusted for significant non-cash and non-recurring items) for the three months ended September 30, 2009 was $15.5 million compared to $18.6 million for the three months ended September 30, 2008, a decrease of 17%. A reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release. Total segment margin for the three months ended September 30, 2009 was $24.6 million compared to $33.9 million for the three months ended September 30, 2008, a decrease of 27%. A reconciliation of total segment margin, a non-GAAP financial measure, to operating income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release. The decreases in adjusted EBITDA and total segment margin are primarily due to unfavorable gross processing spreads, significantly lower average realized natural gas and NGL prices, an overall decrease in natural gas sales volumes, offset by an overall increase in NGL sales volumes. The decrease in total segment margin was partially offset by gains on closed/settled derivative transactions and unrealized non-cash gains on open derivative transactions for the three months ended September 30, 2009 totaling $2.2 million compared to net losses of $1.4 million on closed/settled derivative transactions and unrealized non-cash losses on open derivative transactions for the three months ended September 30, 2008, offset by an unrealized non-cash gain of $5.6 million related to a non-qualifying mark-to-market cash flow hedge for forecasted sales in 2010.
Hiland Partners, LP reported net income (loss) for the nine months ended September 30, 2009 of $(23.4) million compared to net income (loss) of $17.5 million for the nine months ended September 30, 2008. Net income (loss) per limited partners’ unit-basic for the nine months ended September 30, 2009 was $(2.45) per unit compared to net income (loss) of $1.17 per unit for the nine months ended September 30, 2008. Weighted average limited partner units outstanding were 9.4 million units for the nine months ended September 30, 2009 and 9.3 million units for the nine months ended September 30, 2008. Net income (loss) for the nine months ended September 30, 2009, excluding non-cash property impairment charges of $21.5 million was $(2.0) million or $(0.21) per limited partners’ unit-basic.
Adjusted EBITDA for the nine months ended September 30, 2009 was $43.5 million compared to $53.2 million for the nine months ended September 30, 2008, a decrease of 18%. Total segment margin for the nine months ended September 30, 2009 was $68.8 million compared to $84.1 million for the nine months ended September 30, 2008, a decrease of 18%. The decreases in adjusted EBITDA and total segment margin are primarily due to unfavorable gross processing spreads, significantly lower average realized natural gas and NGL prices, an overall decrease in natural gas sales volumes, offset by an overall increase in NGL sales volumes, and additionally offset by approximately $2.3 million of foregone margin as a result of the nitrogen rejection plant at the Badlands gathering system being taken out of service due to equipment failure during the three months ended March 31, 2008. The decrease in adjusted EBITDA was also partially offset by $3.2 million of net proceeds from the early settlement of derivative assets. The decrease in total segment margin was also partially offset by gains on closed/settled derivative transactions and unrealized non-cash gains on open derivative transactions for the nine months ended September 30, 2009 totaling $7.1 million compared to net losses of $6.4 million on closed/settled derivative transactions and unrealized non-cash losses on open derivative transactions for the nine months ended September 30, 2008, offset by an unrealized non-cash gain of $3.6 million related to a non-qualifying mark-to-market cash flow hedge for forecasted sales in 2010.
The Partnership reported distributable cash flow (“DCF”) of $10.5 million for the three months ended September 30, 2009, compared to $21.2 million for the three months ended September 30, 2008, a decrease of 50%. The decrease is primarily attributable to unfavorable gross processing spreads, significantly lower average realized natural gas and NGL prices, an overall decrease in volumes and $7.8 million of bad debt expense reversed during the three months ended September 30, 2008 partially offset by lower cash interest expense and maintenance capital expenditures. A reconciliation of DCF, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.
Hiland Partners, LP has suspended quarterly cash distributions on common and subordinated units beginning with the first quarter distribution of 2009 due to the impact of lower commodity prices and reduced drilling activity on its current and projected throughput volumes, midstream segment margins and cash flows combined with future required levels of capital expenditures and the outstanding indebtedness under Hiland Partners, LP’s senior secured revolving credit facility (the “credit facility”). Under the terms of Hiland Partners, LP’s partnership agreement, the common units carry an arrearage of $1.35 per unit, representing the minimum quarterly distribution to common units for the first three quarters of 2009 that must be paid before the Partnership can make distributions to the subordinated units.
Hiland Partners’ credit facility requires the Partnership to meet certain financial tests, including a maximum consolidated funded debt to EBITDA covenant ratio. If commodity prices and inlet natural gas volumes do not improve above the current forward prices and expected inlet natural gas volumes for the fourth quarter of 2009, the Partnership could be in violation of the maximum consolidated funded debt to EBITDA covenant ratio as early as December 31, 2009, unless this ratio is amended, the Partnership receives an infusion of equity capital, the Partnership’s debt is restructured or the Partnership is able to monetize “in-the-money” hedge positions. Management is continuing discussions with certain lenders under the credit facility as to ways to address a potential covenant violation. While no potential solution has been agreed to, the Partnership expects that any solution will require the assessment of fees and increased rates, the infusion of additional equity capital or the incurrence of subordinated indebtedness by the Partnership and the suspension of distributions for a certain period of time. There can be no assurance that any such agreement will be reached with the lenders, that any required equity or debt financing will be available to the Partnership, or that the Partnership will have sufficient “in-the-money” hedges to monetize to address the maximum consolidated funded debt to EBITDA covenant ratio.
As of September 30, 2009, Hiland Partners had $253.1 million outstanding under the credit facility and was in compliance with its financial covenants. Also at September 30, 2009, Hiland Partners’ EBITDA to interest expense ratio was 4.93 to 1.0 and the Partnership’s consolidated funded debt to EBITDA covenant ratio was 4.50 to 1.0. The maximum consolidated funded debt to EBITDA covenant ratio under the credit facility is 4.0 to 1.0 as of the last day of any fiscal quarter; provided that in the event that the Partnership makes certain permitted acquisitions or capital expenditures, this ratio may be increased to 4.75 to 1.0 for the three fiscal quarters following the quarter in which such permitted acquisition or capital expenditure occurs. The Partnership met the permitted capital expenditure requirements for the four quarter period ended March 31, 2009 and elected to increase the ratio to 4.75 to 1.0 on March 31, 2009 for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. The maximum consolidated funded debt to EBITDA covenant ratio will revert back to 4.0 to 1.0 for the quarter ended December 31, 2009.
Hiland Holdings GP, LP Financial Results
Hiland Holdings GP, LP reported limited partners’ interest in net income (loss) for the three months ended September 30, 2009 of $(12.4) million or $(0.57) per limited partners’ unit-basic compared to limited partners’ interest in net income (loss) of $11.2 million or $0.52 per limited partners’ unit-basic for the three months ended September 30, 2008. Weighted average limited partner units outstanding were 21.6 million for the three months ended September 30, 2009 and September 30, 2008. Net income (loss) was $(20.5) million in the three months ended September 30, 2009 compared to net income (loss) of $18.0 million in the three months ended September 30, 2008.
For the nine months ended September 30, 2009, Hiland Holdings GP, LP reported limited partners’ interest in net income (loss) of $(17.8) million or $(0.82) per limited partners’ unit-basic compared to limited partners’ interest in net income (loss) of $10.9 million or $0.51 per limited partners’ unit-basic for the nine months ended September 30, 2008. Weighted average limited partner units outstanding were 21.6 million for the nine months ended September

30, 2009 and September 30, 2008. Net income (loss) was $(27.6) million in the nine months ended September 30, 2009 compared to net income (loss) of $15.3 million in the nine months ended September 30, 2008.
Hiland Holdings GP, LP has suspended quarterly cash distributions on its common units beginning with the first quarter of 2009 resulting from the quarterly distribution suspension announced by Hiland Partners, LP. Hiland Holdings’ sole cash generating assets are its two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights in Hiland Partners, LP.
As mentioned above, under the terms of the Hiland Partners, LP partnership agreement, the Hiland Partners, LP common units carry an arrearage of $1.35 per unit, representing the minimum quarterly distribution to the Hiland Partners, LP common units for the first three quarters of 2009 that must be paid before Hiland Partners, LP can make distributions to the Hiland Partners, LP subordinated units. Hiland Holdings GP, LP owns 3,060,000 of the Hiland Partners, LP subordinated units which will not receive a cash distribution until the distribution arrearage to the Hiland Partners, LP common units is paid.
A number of the areas in which Hiland Partners, LP operates have experienced significant declines in drilling activity as a result of this year’s decline in natural gas and crude oil prices as compared to last year. Excluding its North Dakota Bakken gathering system, which commenced operations in April 2009, the Partnership connected 26 wells during the first nine months of 2009 as compared to 83 wells connected during the same period in 2008, a 69% decrease. At the North Dakota Bakken gathering system, Hiland Partners connected 41 wells during the nine months ended September 30, 2009. As of today, there are two rigs drilling along Hiland Partners, LP’s dedicated acreage company wide, both of which are located at our North Dakota Bakken gathering system. The Partnership anticipates that the dedicated rig count will increase during the remainder of 2009 and into 2010. While the Partnership anticipates continued exploration and production activities in the areas in which it operates, albeit at depressed levels, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of natural gas and crude oil reserves. Drilling activity generally decreases as natural gas and crude oil prices decrease. The Partnership has no control over the level of drilling activity in the areas of its operations.
“We are extremely pleased that natural gas liquids prices improved in the third quarter from levels in the first half of 2009,” said Joseph L. Griffin, Hiland’s President and Chief Executive Officer. “The improved natural gas liquids price and fractionation spread environment helped mitigate the inlet natural gas volume declines we experienced in the third quarter of 2009, particularly in the Mid-Continent. Currently, I expect overall declines in inlet natural gas volumes to continue as current drilling activity in our Mid-Continent service territories remains weak,” added Griffin.
Conference Call Information
Hiland has scheduled a conference call for 10:00 am Central Time, Friday, November 6, 2009, to discuss the 2009 third quarter results. To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet at www.hilandpartners.com, on the “Investor Relations” section of the Partnership’s website. During this conference call, Hiland management will only address the third quarter 2009 results and will not address the Hiland Partners and Hiland Holdings mergers.
Use of Non-GAAP Financial Measures
This press release and the accompanying schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, adjusted EBITDA, total segment margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.
About the Hiland Companies
Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland Partners, LP also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners, LP’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,160 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners, LP’s compression assets consist of two air compression facilities and a water injection plant.
Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Any such forward looking statements are made as of the date of this press release and the Partnership undertakes no obligation to update or revise any such forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations
Hiland Partners, LP
(580) 242-6040
— tables to follow —

Other Financial and Operating Data
Hiland Partners, LP — Results of Operations
Set forth in the table below is financial and operating data for Hiland Partners, LP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited, in thousands)		(unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues	$53,641	$114,548	$153,658	$319,058
Midstream purchases	30,266	81,895	88,481	238,586

Midstream segment margin	23,375	32,653	65,177	80,472
Compression revenues (A)	1,205	1,205	3,615	3,615

Total segment margin (B)	$24,580	$33,858	$68,792	$84,087

Summary of Operations Data:
Midstream revenues	$53,641	$114,548	$153,658	$319,058
Compression revenues	1,205	1,205	3,615	3,615

Total revenues	54,846	115,753	157,273	322,673

Midstream purchases (exclusive of items shown separately below)	30,266	81,895	88,481	238,856
Operations and maintenance	7,736	7,881	23,216	22,201
Depreciation, amortization and accretion	10,472	9,554	30,981	27,652
Property impairments	20,500	—	21,450	—
Bad debt	—	(7,799)	—	304
General and administrative	2,579	2,259	8,458	6,423

Total operating costs and expenses	71,553	93,790	172,586	295,166

Operating income (loss)	(16,707)	21,963	(15,313)	27,507
Other income (expense)	(2,841)	(3,322)	(8,096)	(10,047)

Net income (loss)	$(19,548)	$18,641	$(23,409)	$17,460

Maintenance capital expenditures	$1,270	$1,737	$4,127	$4,681
Expansion capital expenditures	2,954	17,841	19,286	33,265

Total capital expenditures	$4,224	$19,578	$23,413	$37,946

Operating Data:
Inlet natural gas (Mcf/d)	257,950	261,345	268,937	245,098
Natural gas sales (MMBtu/d)	86,979	95,889	88,703	89,615
NGL sales (Bbls/d)	7,115	6,036	7,141	5,763
Average realized natural gas sales price ($/MMBtu)	$3.25	$7.57	$3.32	$8.00
Average realized NGL sales price ($/gallon)	$0.76	$1.55	$0.67	$1.53

	September 30,	December 31,
	2009	2008
	(in thousands)
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$322,681	$345,855
Total assets	$381,861	$426,139
Long-term debt, net of current maturities	$256,934	$256,466
Total partners’ equity	$100,247	$133,156

(A)	Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(B)	Reconciliation of total segment margin to operating income (loss):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income (Loss)
Operating income (loss)	$(16,707)	$21,963	$(15,313)	$27,507
Add:
Operations and maintenance expenses	7,736	7,881	23,216	22,201
Depreciation, amortization and accretion	10,472	9,554	30,981	27,652
Property impairments	20,500	—	21,450	—
Bad debt expense	—	(7,799)	—	304
General and administrative expenses	2,579	2,259	8,458	6,423

Total segment margin	$24,580	$33,858	$68,792	$84,087

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations because it is directly related to our volumes and commodity price changes. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and the cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment. Our total segment margin may not be comparable to similarly titled measures of other entities, as other entities may not calculate total segment margin in the same manner we do.
Reconciliation of adjusted EBITDA to net income (loss):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of adjusted EBITDA to Net Income (Loss)

Net income (loss)	$(19,548)	$18,641	$(23,409)	$17,460
Add:
Depreciation, amortization and accretion	10,472	9,554	30,981	27,652
Property impairments	20,500	—	21,450	—
Amortization of deferred loan costs	149	147	448	426
Interest expense	2,702	3,271	7,739	9,888

EBITDA	$14,275	$31,613	$37,209	55,426
Add:
Non-cash unrealized loss (gain) on derivatives	252	(5,620)	131	(3,685)
Non-cash unit-based compensation expense	236	396	837	1,159
Bad debt expense	—	(7,799)	—	304
Proceeds from settlement of derivative assets	—	—	3,155	—
Going private transaction costs	748	—	2,126	—

Adjusted EBITDA	$15,511	$18,590	$43,458	$53,204

We define EBITDA, a non-GAAP financial measure, as net income (loss) plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. EBITDA should not be considered as an alternative to net income (loss), operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense, non-cash property impairments and adjusted for significant non-cash and non-recurring items. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income, cash flows from operating activities or any other measures of financial performance presented in accordance with GAAP. Our adjusted EBITDA may not be comparable to adjusted EBITDA of similarly titled measures of other entities, as other entities may not calculate adjusted EBITDA in the same manner as we do.
Reconciliation of distributable cash flow to net income (loss):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Distributable Cash Flow to Net Income (Loss)

Net income (loss)	$(19,548)	$18,641	$(23,409)	$17,460
Add:
Depreciation, amortization and accretion	10,472	9,554	30,981	27,652
Property impairments	20,500	—	21,450	—
Amortization of deferred loan costs	149	147	448	426
Interest expense	2,702	3,271	7,739	9,888

EBITDA	$14,275	$31,613	$37,209	55,426
Add:
Non-cash unrealized loss (gain) on derivatives	252	(5,620)	131	(3,685)
Non-cash unit-based compensation expense	236	396	837	1,159
Bad debt expense	—	(7,799)	—	304
Proceeds from settlement of derivative assets	—	—	3,155	—
Going private transaction costs	748	—	2,126	—

Adjusted EBITDA	$15,511	$18,590	$43,458	$53,204
Less:
Cash interest expense	2,744	3,291	7,923	9,707
Maintenance capital expenditures	1,270	1,737	4,127	4,681
Payments on capital lease obligations	210	134	560	369
Bad debt expense	—	(7,799)	—	304
Going private transaction costs	748	—	2,126	—

Distributable cash flow	$10,539	$21,227	$28,722	$38,143

We view distributable cash flow, a non-GAAP financial measure, as an important performance measure used by senior management to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. The financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded master limited partnerships because the value of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP financial measure most directly comparable to distributable cash flow is net income (loss). Our distributable cash flow may not be comparable to similarly titled measures of other entities, as other entities may not calculate distributable cash flow in the same manner we do.

Other Financial and Operating Data
Hiland Holdings GP, LP — Results of Operations
Set forth in the table below is financial and operating data for Hiland Holdings GP, LP.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
	(unaudited, in thousands)		(unaudited, in thousands)
Total Segment Margin Data:

Midstream revenues	$53,641	$114,548	$153,658	$319,058
Midstream purchases	30,266	81,895	88,481	238,586

Midstream segment margin	23,375	32,653	65,177	80,472
Compression revenues (A)	1,205	1,205	3,615	3,615

Total segment margin (B)	$24,580	$33,858	$68,792	$84,087

Summary of Operations Data:
Midstream revenues	$53,641	$114,548	$153,658	$319,058

Compression revenues	1,205	1,205	3,615	3,615

Total revenues	54,846	115,753	157,273	322,673

Midstream purchases (exclusive of items shown separately below)	30,266	81,895	88,481	238,586
Operations and maintenance	7,736	7,881	23,216	22,201
Depreciation, amortization and accretion	10,758	9,842	31,841	28,513
Property impairments	20,500	—	21,450	—
Bad debt	—	(7,799)	—	304
General and administrative	3,217	2,597	11,649	7,615

Total operating costs and expenses	72,477	94,416	176,637	297,219

Operating income (loss)	(17,631)	21,337	(19,364)	25,454
Other income (expense)	(2,900)	(3,349)	(8,211)	(10,132)

Net income (loss)	(20,351)	17,988	(27,575)	15,322
Less: Noncontrolling partners’ interest in income (loss) of Hiland Partners	(8,152)	6,800	(9,762)	4,402

Limited partners’ interest in net income (loss)	$(12,379)	$11,188	$(17,813)	$10,920

	Sept. 30,	December 31,
	2009	2008
	(in thousands)
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$325,649	$349,159
Total assets	$389,593	$435,560
Long-term debt, net of current maturities	$256,934	$256,466
Noncontrolling partners’ interest in Hiland Partners	$112,692	$125,851
Total partners’ equity	$104,730	$141,348

(A)	Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(B)	Reconciliation of total segment margin to operating income (loss):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
	(unaudited, in thousands)		(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income (Loss)
Operating income (loss)	$(17,631)	$21,337	$(19,364)	$25,454
Add:
Operations and maintenance expenses	7,736	7,881	23,216	22,201
Depreciation, amortization and accretion	10,758	9,842	31,841	28,513
Property impairments	20,500	—	21,450	—
Bad debt expense	—	(7,799)	—	304
General and administrative expenses	3,217	2,597	11,649	7,615

Total segment margin	$24,580	$33,858	$68,792	$84,087

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations because it is directly related to our volumes and commodity price changes. We review total segment margin monthly for consistency and trend analysis. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and cost of crude oil purchased by us from third parties. We define compression segment margin as the revenue derived from our compression segment. Our total segment margin may not be comparable to similarly titled measures of other entities, as other entities may not calculate total segment margin in the same manner we do.